Exhibit 10.13

March, 2007

GALILEO International LTD

and

GORDON WILSON

SERVICE AGREEMENT

SERVICE AGREEMENT

DATE:                                                           30 March, 2007

PARTIES

1.                                       Galileo International Ltd (a wholly owned indirect subsidiary of Travelport Limited, a Bermudan Corporation), the registered office of which is at 6th Floor, 140 Aldersgate, London, EC1A 4HY, UK or such other location the Company determines to be its corporate headquarters, (“the Company”) and

2.                                       Gordon Wilson, Engleston House, Barley Mow Road, Englefield Green, Egham, Surrey TW20 0NU (the “Executive”).

IT IS AGREED AS FOLLOWS:

1.                                      DEFINITIONS

In this agreement the following definitions apply:

“Agent” means all and any travel agents with whom the Executive had contact or about whom he became aware of or informed in the course of his employment:

(a)          who shall at the Termination Date be negotiating with a Group Company to be involved in the supply of Restricted Products or Restricted Services; or

(b)         who has at any time during the period of twelve months prior to the Termination Date been involved in the supply of Restricted Products or Restricted Services.

“Associated Company” means any company 20 per cent or more of the equity share capital of which is owned directly or indirectly by the Company (applying the provisions of section 838 of the Income and Corporation Taxes Act 1988 in the determination of ownership), or any other Group Company or any company to which the Company (or any other Group Company) renders managerial, administrative or technical services;

“Board” means the board of directors of the Company from time to time including any duly constituted committee;

“Business Day” means a day other than a Saturday, Sunday or a day which is a Public Holiday in the United Kingdom;

“Businesses” means all and any trades or other commercial activities of any Group Company

(a)          with which the Executive shall have been concerned or involved to any material extent at any time during the period of twelve months prior to the Termination Date and which the Company shall carry on with a view to profit;

“Client” means any person with whom the Executive had contact or about whom he became aware of or informed in the course of his employment:

(a)                                  who shall at the Termination Date be negotiating with a Group Company for the supply of any Restricted Products or the provision of any Restricted Services; or

(b)                                 to whom a Group Company shall at the Termination Date supply any Restricted Products or provide any Restricted Services;

“Confidential Business Information” means all and any Corporate Information, Marketing Information, Technical Information and other information (whether or not recorded in documentary form or on computer disk or tape) which is of a commercially sensitive or confidential nature and any information in respect of which the Company owes an obligation of confidentiality to any third party:-

(a)                                  which the Executive shall acquire or has acquired at any time during his employment by the Company but which does not form part of the Executive’s own stock in trade; and

(b)                                 which is not readily ascertainable to persons not connected with the Company either at all or without a significant expenditure of labour, skill or money;

“Corporate Information” means all and any information (whether or not recorded in documentary form or on computer disk or tape) relating to the business methods, corporate plans, management systems, finances, maturing new business opportunities or research and development projects of any Group Company;

“Distributor” means any person with whom the Executive had contact or about whom he became aware of or informed in the course of his employment

(a)                                  who pursuant to a contract provides sales and marketing services to a Group Company in any territory of the world at the Termination Date; or

(b)                                 who shall at the Termination Date be negotiating with a Group Company to provide sales and marketing services to a Group Company in any territory of the world;

“Employee” means any person who is or was, at any time during the period of twelve months ending on the Termination Date, employed or engaged by a Group Company in a senior management, senior sales or senior technical position and who, by reason of such a position, possesses any Confidential Business Information;

“Employment” means the Executive’s employment under this agreement;

“Group” means all Group Companies from time to time;

“Group Company” means any Subsidiary or Holding Company of the Company (and any Associated Company of the Company) from time to time and the Company;

“Holding Company” means a holding company as defined in section 736 of the Companies Act 1985;

“Intellectual Property” means any invention, which is wholly or partly the property of the Company (or any other Group Company), design or copyright work which is devised, developed or created by the Executive (whether alone or in conjunction with any other person) in the course of his employment by the Company (or any other Group Company);

“Line Manager” means the President and CEO of Travelport;

“Marketing Information” means all and any information (whether or not recorded in documentary form or on computer disk or tape) relating to the marketing or sales of any past, present or future product or service of a Group Company including, without limitation, sales targets and statistics, market research reports, sales techniques, price lists, discount structures, advertising and promotional material, the names, addresses, telephone numbers, contact names and identities of clients and potential clients, commercial, technical contacts of and suppliers and potential suppliers or consultants to a Group Company, the nature of their business operations, their requirements for any product or service sold or purchased by a Group Company and all confidential aspects of their business relationship with the relevant Group Company;

“Material Interest” means:

(a)                                  the holding of any position as director, officer, employee, consultant, partner, principal or agent;

(b)                                 the direct or indirect control or ownership (whether jointly or alone) of any shares (or any voting rights attached to them) or debentures save for the ownership for investment purposes only of not more than 3 per cent of the issued ordinary share of any company whose shares are listed on any Recognised Investment Exchange (as defined in section 207 of the Financial Services Act 1986); or

(c)                                  the direct or indirect provision of any financial assistance;

“Named Competitor” means any business or entity that competes with the Company or any part of Travelport’s business with which the Executive is involved.

“Restricted Period” means the period of twelve months commencing on the Termination Date unless the Company shall have exercised its right to place the Executive on “garden leave” in which case such period of twelve months shall be reduced by such period as the Executive shall have spent on “garden leave”;

“Restricted Products” means all and any products of a kind which shall be dealt in, produced, marketed or sold by a Group Company in the ordinary course of the Businesses;

“Restricted Services” means all and any services of a kind which shall be provided by a Group Company in the ordinary course of the Businesses;

“Subsidiary” means a subsidiary as defined in section 736 of the Companies Act 1985;

“Supplier” means any person with whom the Executive had contact or about whom he became aware of or informed in the course of his employment:

(a)                                  who shall at the Termination Date be negotiating with a Group Company to supply goods and/or services; or

(b)                                 who, at the time of the Termination Date obtains goods and / or services from a Group Company;

“Technical Information” means all and any trade secrets, source codes, computer programs, inventions, designs, know-how discoveries, technical specifications and other technical information (whether or not recorded in documentary form or on computer disk or tape) relating to the creation, production or supply of any past, present or future product or service of a Group Company;

“Termination Date” means the date on which the Executive’s employment hereunder terminates and references to “following the Termination Date” shall be construed as from and including such date of termination; and

“Travelport” means Travelport Limited, a Bermuda Corporation;

2.                                      INTERPRETATION

2.1                                 In this agreement:

2.1.1                        the contents and clause headings are included for convenience only and do not affect its construction;

2.1.2                        words denoting the singular include the plural and vice versa; and

2.1.3                        words denoting one gender include each gender and all genders.

2.2                                 In this agreement, unless otherwise specified or the context otherwise requires, a reference to:

2.2.1                        a person is to be construed to include a reference to an individual, firm, partnership, company, corporation, association, organisation and trust (in each case whether or not having a separate legal personality);

2.2.2                        a document, instrument or agreement (including, without limitation, this agreement) is a reference to any such document, instrument or agreement as modified, amended, varied, supplemented or novated from time to time;

2.2.3                        a clause or schedule is a reference to a clause of or schedule to this agreement; and a reference to this agreement includes its schedule;

2.2.4                        a statutory provision is to be construed as a reference to such a provision as amended, consolidated or re-enacted from time to time and to any orders, regulations, instruments or other subordinate legislation made under the relevant statute (except to the extent that any amendment, consolidation or re-enactment coming into force after the date of this agreement would increase or extend the liability of any party to this agreement to any other party).

3.                                      EMPLOYMENT

3.1                                 The Executive is employed by the Company as President and CEO of Galileo International at the Senior Executive Leadership Level (“SEL”) or its equivalent as defined by Travelport or its successors from time to time. The content of the Executive’s job description may be varied from time to time subject to any variations being reasonable, mutually agreed and subject to no diminution in conditions of employment or status.

3.2                                 The Executive’s employment hereunder shall continue (subject as hereinafter mentioned) until terminated by either party giving to the other not less than twelve months’ prior written notice.

3.3                                 If full notice is not given under clause 3.2 the Company will pay salary and benefits in lieu of notice or any unexpired period of notice whether notice is given by the Company or the Executive. Any payment in lieu shall consist solely of a sum equivalent to the Executive’s salary (at the rate applicable at the date notice is given) other cash remuneration and benefits and the cash equivalent of any entitlement to benefits for the notice period or any unexpired period of notice and shall be subject to such deductions for tax and national insurance as the Company is required to make.

3.4                                If either the Executive or the Company serve notice on the other to terminate the Executive’s employment the Company may, in its absolute discretion, require the Executive to take ‘garden leave’ for all or part of the remaining period of his employment.

3.5                                 If the Executive is asked to take garden leave he:-

(a)                                  may be asked to resign immediately from any offices he holds in any Group Company;

(b)                                 may be required to carry out none or some only of his duties during the remaining period of his employment;

(c)                                  must return to the Company all documents and other materials (including copies) belonging to any Group Company containing Confidential Business Information;

(d)                                 may not without the permission of the Company contact or attempt to contact in a business context any Employee, Client, Supplier or professional adviser of the Company that the Executive is reasonably expected to know/have known in the course of his duties with the Company

(e)                                  may not attend his place of work or any other premises of any Group Company unless requested to do so;

3.6                                 During any period of garden leave the Executive will continue to receive his full salary, other remuneration and benefits.

3.7                                 The Executive’s period of continuous employment with the Group commenced on 13 May 1991.

3.8                                 The Executive’s employment under this agreement will automatically terminate on his 60th birthday.

4.                                      DUTIES

During the Employment the Executive will:

4.1                                 faithfully and diligently perform such duties within the scope of the Executive’s normal duties as President and CEO of Galileo International and exercise such powers (not only for the Company but also any other Group Company) as may be assigned to or vested in him from time to time by the Line Manager and will use his best endeavours to promote the interests of the Company, subject to the terms of clause 3.1;

4.2                                 give to the Line Manager or such persons as he from time to time nominates such information regarding the affairs of the Company as the Line Manager may require and at all times conform to the reasonable and lawful directions of the Line Manager;

4.3                                 devote the whole of his working time, attention and skills to the business and affairs of the Company (or such other Group Company, if any, to which the Executive may from time to time with his consent be seconded, subject to clause 3.1) and will not, save as a representative of the Company or with the consent of the Line Manager, be directly or indirectly engaged or concerned in the conduct of any other business whether or not competing in any respect with the business from time to time of the Company nor hold any other office or employment (whether paid or unpaid) nor will the Executive be directly or indirectly interested in any such business save through his holding, or being interested in, less than 3 per cent of the issued securities of any class of any listed company;

4.4                                 without prejudice to the generality of clause 4.3, conform to normal hours of work which are 9.00am to 5.00pm United Kingdom time, Monday to Friday inclusive and without additional payment to such other hours of work as may from time to time reasonably be required of him for the proper performance of his duties under this agreement. The seniority of this position exempts the Executive from the maximum working week of 48 hours over a 17 week reference period as specified in the Working Time Regulations. Other stipulations of the aforementioned Regulations apply;

4.5                                 be located at Galileo House, Axis Park, 10 Hurricane Way, Langley, Berks SL3 8US and shall travel to such other offices or places as from time to time directed by the Line Manager but the Executive will not normally be obliged, except for visits of up to 7 consecutive days (in the ordinary course of his duties) to work or to reside outside the United Kingdom. Any special provisions relating to employment outside the United Kingdom for a period of one month or more will be mutually agreed with the Executive separately and reasonable terms and conditions for such a move agreed in good faith and with as much notice as reasonably possible.

4.6                                 if the Company deems it necessary for the Executive to undergo at the Company’s expense any medical examinations or tests, the Executive will be required to undergo such examinations with a Registered Medical Practitioner who will make recommendations to the Line Manager and retain the medical report;

4.7                                 at all times consider in what manner and by what new methods or devices the products, services, processes, equipment or systems of the Company might be improved;

4.8                                 without prejudice to the Executive’s statutory obligations in relation to share dealings and his share holdings, comply with the terms of the Model Code of the London Stock Exchange Limited and with such other code of practice as the Company (or its Holding Company) may from time to time adopt and impose upon employees whether in respect of dealings in shares of the Company (or any other Group Company) or otherwise.

5.                                      REMUNERATION

5.1                                 During the Employment the Company will:

5.1.1                        pay a salary at the annual rate of £325,000 effective April 1, 2006 (or such higher rate as may from time to time be agreed or determined by the Company and notified to the Executive) which salary will be payable by monthly instalments in arrears (by direct credit transfer) less all deductions required by law or under this agreement and accrue from day to day and be payable by the last day of every month and will be deemed to include all directors’ and other fees or emoluments receivable from the Company;

5.1.2                        review the Executive’s remuneration once every 12 calendar months usually in March of each year;

5.1.3                        subject to agreement with the Executive be entitled, at any time and in any event on termination however it arises, to deduct from the Executive’s remuneration under this agreement or from any other sums owed or owing by the Company (or any other Group Company) to the Executive any moneys due from him to the Company in respect of outstanding loans, advances, overpayments, or loss of property of the Company and excess holiday taken.

6.                                      BENEFITS

6.1                               Expenses

Upon production of appropriate receipts and vouchers all reasonable expenses (including travel and hotel expenses) properly incurred by him in the performance of his duties will be refunded to the Executive provided that such expenses are submitted within a reasonable time from the date they were incurred and the Executive complies with the Company’s rules and procedures from time to time in force in respect of expenses.

6.2                               Pension

The Company will pay the equivalent of a minimum of 15% of the annual base salary of the Executive into the prevailing Company pension scheme offered to employees at the SEL level or the same amount into a personal pension of the Executive’s choosing or the equivalent cash compensation. Such payments are to be made monthly. The Company pension scheme is contracted in to the State Earnings Related Pension Scheme and National Insurance contributions are payable accordingly.

6.3                               Holiday Entitlement

The Executive is entitled to thirty (30) days per year in addition to Public Holidays in the United Kingdom. The holiday year runs from 01 January to 31 December each year.

Before any annual leave is taken, the Executive must apply to the Line Manager for approval and comply with all other rules as set out in the Annual Leave Policy. The Company reserves the right to alter the terms of the Annual Leave Policy from time to time with a minimum of one month’s notice to each employee to whom it applies, except in relation to the number of days per annum of Holiday Entitlement.

6.4                               Holiday Pay

The Executive will be paid at the full basis rate of salary for all holidays, including Public Holidays, taken within the Holiday Allowance limit specified above under Holiday Entitlement. This is subject to the conditions specified within the Annual Leave Policy being complied with.

6.5                               Accrued Holiday Pay

If, at the effective date of Employment termination, there is still annual leave due to the Executive, an accrued payment will be made in respect of those days on a pro rata basis at the same rate of pay as described in clause 6.4 above. This payment will be in addition to any other payments due from the Company.

If, however, the Executive leaves the Company’s service without giving due notice in accordance with this contract of employment, no entitlement to accrued holiday pay will exist although any accrued statutory holiday pay outstanding will be paid.

If at the effective date of Employment termination, annual leave has been taken in excess of what is due, the excess will be deducted from the Executive’s final pay, subject to agreement with the Executive.

6.6                               Absence through Sickness or Injury

If the Executive is absent through sickness or injury, the Company’s Sickness Absence and Pay Policy and Procedure must be complied with. This document is obtainable from the HR department.

6.7                               Sick Pay

During absence for illness (including absence due to injury or other disability) the Executive will be entitled to receive a sick pay allowance in accordance with, and subject to, the provisions set out in the Company’s Sickness Absence and Pay Policy and Procedure under the heading ‘Sick Pay’.

The Company reserves the right to alter the terms of the Sickness Absence and Pay Policy and Procedure from time to time with a minimum of one month’s notice to each employee to whom it applies, save that any change to the amount of sick pay or to the length of time sick pay is paid shall only be made with the Executive’s consent.

6.8                               Private Medical Insurance

The Company will pay subscriptions on the Executive’s behalf (and for the Executive’s spouse and children under the age of 18 years) to such medical benefits insurance scheme as the Board may from time to time decide, consistent with SEL level cover in other Travelport owned companies, and subject to the rules of the scheme.

6.9                               Life Assurance Benefit

Life Assurance Benefit is payable to the Executive’s beneficiary(s) should the Executive die whilst in the service of the Company, subject to certain criteria but which will be no less than four (4) times the then prevailing annual salary of the Executive. Payments under the Scheme are subject to approval by the Trustees and the rules of the scheme. Details are available from the HR department.

6.10                        Permanent Health Insurance

The Executive will be covered under the Company’s Permanent Health Insurance Scheme (the “PHI Scheme”), subject to the terms of the policy of the PHI Scheme. Further details are available from the HR department. Acceptance into the scheme and payments under it are subject to the Executive’s continued employment by the Company and the rules of the scheme.

7.                                      CAR ALLOWANCE

7.1                                 The Executive is eligible to receive the benefit of a company car allowance. This allowance is £20,000 per annum and will be paid in monthly instalments along with the Executive’s salary. This allowance is taxable but not pensionable and will not be included in the basis for any bonus calculations.

7.2                                 It is a condition of the Employment that the Executive will at all times be the holder of a current UK driving licence and will notify the Company immediately in the event that he loses his licence. The Executive will bear any fines incurred for motoring offences in respect of the motor car whether during private use or in the performance of his duties under this agreement.

7.3                                 The Executive is eligible to receive the benefit of a company fuel card allowance. This allowance is £3,000 per annum. This allowance is taxable but not pensionable and will not be included in the basis for any bonus calculations. The allowance will be reviewed on an annual basis.

8.                                      BONUS AND PERQUISITES

8.1                                 The Executive qualifies for the discretionary Travelport bonus plan which is payable annually on a base of 100% of earned per annum salary. This percentage is determined by the Company and Travelport performance as a whole. As such it may vary. Exceptionally the bonus could be less than the specified amount where business and individual performance is below expectation. Notwithstanding that the bonus plan is discretionary, the Company will procure that discretion will not be exercised in such a way that would result in the Executive being treated on a different basis from other employees at his level of seniority;

8.2                                 The bonus scheme is designed to retain and motivate employees. Should Employment terminate before the end of a bonus year, or the Executive is under notice or on garden leave at that time, the Company will procure that the Executive shall be paid bonus on a pro rata basis up to and including the Termination Date notwithstanding any rules of the bonus plan. Further, the Company will procure that any rules of the bonus plan that provide for the Executive to be ineligible for a bonus if he is entitled to any other incentive or commission plan payments or if he is on garden leave or under notice of termination, will not apply to the Executive;

8.3                                 Any bonus payment will be subject to tax and National Insurance but will not be pensionable.

8.4                                 The Executive is also eligible at the SEL or its equivalent level to receive the following perquisites according to the rules of the applicable plan or policy. These are:

8.4.1                        Financial advice and other professional services as arranged for SEL executives of Travelport based in Europe of up to £5,000 (five thousand pounds) per annum;

8.4.2                        The provision of a company vehicle up to an annual lease cost of £9,000 (nine thousand pounds); and

8.4.3                        An allowance of up to £5,000 (five thousand pounds) per annum for personal travel or travel related expenditure subject to the prevailing travel allowance policy as operated by Travelport in Europe which is reimbursable against receipts.

8.5                                 The benefits outlined in clause 8.4 above will include income tax relief on the difference between basic rate income tax and the Executive’s actual rate of income tax charged in the United Kingdom to a maximum of 28% (twenty eight percent) differential. Such relief will be paid to the Executive in cash on a monthly basis. The benefits outlined in clause 8.4 above are not and shall not be pensionable.

9.              TERMINATION PAYMENT

9.1                                 In the event that the Executive’s employment is terminated without cause by the Company, Travelport, an Associated Company or an acquirer of Travelport’s business or assets or the Executive resigns in circumstances where he is entitled to resign in response to a fundamental breach of contract by the Company or Travelport, the Executive will be eligible to receive the following additional benefits:

9.1.1                        a lump sum severance payment that is equivalent to twice the Executive’s then annual base salary and 100% target annual bonus payable at the time of termination; and

9.1.2                        vesting of any equity-based awards then held by Executive with respect to Travelport or any Group Company as, and to the extent, described in and subject to the definitive documentation related to such awards.

9.1.3                        payment of the 50% entitlement to a sales bonus referred to in clause 20.1 due within thirty (30) days of 23rd August 2007.

9.2                                 The Executive agrees that he shall at all times keep strictly confidential (except for disclosure to his spouse, accountant, and lawyer provided they agree to remain bound by this promise of confidentiality) the entitlements set out in clause 9.1 above (except that he may disclose the detail of them when required by law or subpoena, provided he gives the Company reasonable advance notice of such disclosure in accordance with clause 22.2.4 below so that the Company may have the opportunity to oppose such disclosure). The Executive agrees that this promise of confidentiality is a material provision of this agreement and that any fundamental breach of this confidentiality provision shall mean that he is ineligible to receive any payment or other consideration referred to in clause 9.1, the Executive’s remaining 50% entitlement to a sales bonus referred to in clause 20.1 below and under this agreement generally and, in the event he has received any payment or consideration pursuant to clause 9.1 or under the sales bonus referred to, he shall be liable for the return of the net amount of all payments or consideration so made to the Company.

9.3                                 Any payments made to or received by the Executive under this clause 9 will be subject to tax and National Insurance and any other deductions as may be required by law.

10.                               CONFIDENTIAL BUSINESS INFORMATION

10.1                           The Executive shall not either during the continuance of the Executive’s employment or at any time thereafter:

(a)                                  disclose or communicate to any person or permit or enable any person to acquire any Confidential Business Information other than for any legitimate purposes of a Group Company; or

(b)                                 use or attempt to use any of the Confidential Business Information in any manner which may injure or cause loss either directly or indirectly to any Group Company or its Clients or may be likely to do so or for any purpose other than in the discharge of The Executive’s duties hereunder; or

(c)                                  sell or seek to sell to anyone Confidential Business Information other than for any legitimate purposes of a Group Company; or

(d)                                 obtain or seek to obtain any financial advantage direct or indirect from the disclosure of Confidential Business Information other than for a Group Company.

10.2                           During the continuance of the Executive’s employment and at all times thereafter the Executive shall use his reasonable endeavours to prevent the unauthorised publication or disclosure of the Confidential Business Information or any part thereof.

10.3                           This Clause shall not apply to:-

(a)                                  information or knowledge which comes into the public domain other than in consequence of the Executive’s default;

(b)                                 any information which the Executive has acquired other than through the performance of his duties for a Group Company;

(c)                                  any information which is required to be disclosed by the Executive by order of a court of competent jurisdiction or an appropriate regulatory authority or otherwise required by law.

10.4                           Nothing in this agreement shall preclude the Executive from making a protected disclosure for the purposes of the Public Interest Disclosure Act 1998.

11.                               RECORDS

11.1                           The Executive shall not during his employment by the Company make otherwise than for the benefit of a Group Company any form of record on whatever medium relating to any Group Company (“the Records”).

11.2                           The Executive shall not either during his employment or thereafter use or permit to be used any of the Records otherwise than for the benefit of a Group Company.

11.3                           The Executive shall not, without the prior authority of the Company, remove from the Company’s premises or copy or allow others to copy the contents of any document, computer disk, tape or other tangible item which contains any Confidential Business Information or which belongs to any Group Company.

11.4                           The Executive shall return to the Company upon request and, in any event, at the Termination Date all documents, computer disks and tapes and other tangible items in his possession or under his control which belong to any Group Company or which contain or refer to any Confidential Business Information.

11.5                           If so requested by the Company, the Executive shall delete all Confidential Business Information from any computer disks, tapes or other re-usable material in his possession or under his control and destroy all other documents and tangible items in his possession or under his control which contain or refer to any Confidential Business Information.

12.                               COVENANTS

12.1                           The Executive acknowledges that in the course of his employment he is likely to obtain knowledge of Group Companies’ trade secrets and other confidential information and will have dealings with Clients, Suppliers, Agents and Distributors (collectively referred hereafter as Business Partners) and that it is fair and reasonable for the Company to seek to protect the interests of the Group by the provisions of this Clause.

12.2                           The Executive shall not directly or indirectly:

(a)                                            at any time during the Restricted Period hold any Material Interest in a business which is either wholly or partially in competition with any of the Businesses;

(b)                                           at any time during the Restricted Period hold any Material Interest in a Named Competitor;

(c)                                            at any time during the Restricted Period, seek in any capacity whatsoever any business, orders or custom for any Restricted Products or Restricted Services from any Client with whom he shall have dealt at any time during the period of twelve months prior to the Termination Date;

(d)                                           at any time before or after the Termination Date, induce or seek to induce by any means involving the disclosure or use of Confidential Business Information any Business Partner to cease dealing with a Group Company or to restrict or vary the terms upon which it deals with the relevant Group Company;

(e)                                            at any time during the Restricted Period be employed or engaged by any person who at the time of the Termination Date is a Business Partner for the purpose of carrying out the same kind of work as the Executive shall have performed for that Client during the period of twelve months prior to the Termination Date;

(f)                                              at any time during the Restricted Period approach or solicit any Supplier, Agent or Distributor with whom the Executive shall have dealt at any time during the period of twelve months prior to the Termination Date for any purpose which could reasonably be in competition with the Company;

(g)                                           at any time during the Restricted Period endeavour to entice away from the relevant Group Company or knowingly employ or engage the services of or procure or assist any third party so to employ or engage the services of any person who is an Employee with whom the Executive shall have dealt at the time of the Termination Date;

(h)                                           at any time during the Restricted Period endeavour to entice away from the relevant Group Company or knowingly employ or engage the services of or procure or assist any third party so to employ or engage the services of any person who shall have been providing consultancy services to the relevant Group Company at the time of the Termination Date and who:-

(i)                                     by reason of his engagement as a consultant by such Group Company is likely to be able to assist a business in or intending to be in competition with such Group Company so to compete; or

(ii)                                  by reason of his engagement as a consultant by such Group Company is likely to be in possession of any Confidential Business Information; or

(j)                                               at any time after the Termination Date represent himself or permit himself to be held out by any person, firm or company as being in any way connected with or interested in the Company.

12.3                           Whilst the restrictions referred to in this Clause are regarded by the parties hereto as fair and reasonable restrictions to be imposed on the Executive, it is hereby declared that the wording of this Clause is severable and so much of the same as a court of competent jurisdiction may regard as unreasonable shall (so far as the same is possible) be deleted.

12.4                           If after the Executive’s employment ends he proposes to enter into any contract of employment, appointment or engagement with a third party, he agrees that he will before doing so bring clauses 10, 11, 12 and 15 of this agreement to the attention of any proposed new employer or organisation appointing him.

13.                                 TERMINATION PROVISIONS

13.1                           The Executive acknowledges and agrees that (notwithstanding that the personal contact is between him and representatives of the Business Partners) the relationship with them is one which exists with the Company and is valuable to the Company and that, so far as concerns those Business Partners whose business is handled by the Executive, it is capable of being damaged inter alia upon the cessation for any reason of the contract of employment between the Company and the Executive. For the purposes of permitting the Company to ensure so far as possible that any such damage is minimised, and so as to preserve the Company’s relationship with its Business Partners after the termination of the contract of employment, and to ensure the continued proper servicing of the requirements of such Business Partners the Executive hereby undertakes:

(a)                                  generally to co-operate with the Company and comply with the instructions of the Board in securing the handover of the affairs of any such Client, Agent, Supplier or Distributor to any other employee(s) designated by the Company in a manner which will or is designed to ensure that the Company’s relationship with such Client is preserved and that the Client continues to receive a proper service from the Company; and acknowledges that any breach of the above undertakings may cause loss or damage to the Company for which it may reasonably seek compensation or injunctive relief from him.

13.2                           With a view to ensuring that the Executive’s departure can be arranged with the minimum of inconvenience or disruption to the business of the Company and its relationship with its Clients and its other employees, the Executive undertakes to mutually agree with his Line Manager the timing and manner of any communication about his departure, and to refrain from informing any of the Executive’s colleagues

(excluding his Line Manager and the Board) about the proposed cessation of his employment hereunder, other than within the agreed communication plan.

13.3                           The Executive acknowledges the right of the Company to monitor and control the performance of its employees and ensure the proper servicing of the requirements of its Clients, and acknowledges the fiduciary obligations attaching to his position.

14.                               TERMINATION

14.1                           The Company may terminate the Employment by summary notice if the Executive has:

14.1.1                  been in serious breach of his obligations as a director or become disqualified or prohibited by law from being or acting as a director or from being directly or indirectly concerned in the promotion, formation or management of a company or from carrying out any of the duties or functions he is employed under this agreement to carry out; or

14.1.2                  become bankrupt or made any arrangement or composition with his creditors or taken advantage of any statute from time to time in force affording relief for instalment debtors; or

14.1.3                  been convicted of any criminal offence (save for road traffic or other minor offences) or became a patient within the meaning of the Mental Health Act 1983; or

14.1.4                  been guilty of gross misconduct in the course of the Employment or committed any serious breach or persistent breach (after warnings) or any failure of his duties or obligations under this agreement; or

14.1.5                  been guilty of conduct tending to bring himself or the Company (or any other Group Company) into disrepute; or

14.1.6                  solicited or attempted to solicit or entice away any Client, Distributor, Supplier, Employee or Consultant of the Company (or any other Group Company).

14.2                           The Company may terminate the Employment by giving 12 months notice if the Executive has been incapacitated by reason of Ill-Health, accident or otherwise from performing his duties under this agreement for a total of 183 or more consecutive days in the preceding 12 months save that the Company may not terminate the Employment in this way if the Executive is in receipt of sick pay, or receipt of benefits under the PHI Scheme, or he has made a claim (or a claim has been made on his behalf) under such PHI Scheme and a decision is awaited from the relevant insurers, or he has appealed (or an appeal has been made on his behalf) against a decision of the insurers under such PHI Scheme and the result of that appeal is awaited. It is the intent of the company to comply with PHI Scheme requirements, while not unintentionally extending employment rights. It is not the intention of the Company to inhibit payment under PHI when reliant on continued employment with the company by terminating such employment but that equally it is not the intention of the Company where PHI is being paid also to pay regular salary under the contract.

14.3                           Upon the termination of the Employment howsoever arising the Executive will:

14.3.1                  resign from all offices, trusteeships or positions held by him in the Company (or any other Group Company) and transfer all nominee shares held by him in the Company (or any other Group Company) without compensation for loss of office or otherwise and, should he fail to do so, the Line Manager is irrevocably authorised to appoint some person in his name and on his behalf to do, execute and perform any acts, deeds, documents or things necessary to effect such resignation or transfer;

14.3.2                  deliver (or, if he is dead, of unsound mind or bankrupt, then his personal representatives or such other persons as may be appointed to administer his estate and affairs will deliver) up to the Company or its authorised representative all property including (without limitation) all documents, records, keys, correspondence, discs, tapes, telephones, credit cards or other items in his possession or under his control which relate in any way to the business or affairs or customers of the Company (or any other Group Company) or are the property of the Company (or any other Group Company) and all extracts or copies of them regardless of the medium on which such extracts or copies are stored or held; and

14.3.3                  not at any time after the termination wrongfully represent himself as being a director of or employed by or connected with the Company (or any other Group Company) nor make or publish any untrue or misleading statement or comment about the Company (or any other Group Company) or their respective officers and employees.

14.4                           In any event this agreement will automatically terminate on the Executive reaching the Company’s retirement age. Currently this is 60 for men and women but the Company will notify the Executive of any change in such retirement age.

15.                               INTELLECTUAL PROPERTY

15.1                      All copyright, design rights, database rights, trade marks, and any other intellectual property rights (other than patents) in any software, databases, specifications, manuals, prototypes, records, documents, (including all material stored in computer readable form), drawings, designs, business ideas or methods and any other material or work (the “Materials”) of any description that is capable of protection under the intellectual property laws (other than patent law) or laws of confidence of any country which is made, developed, created, devised or designed (whether alone or with any other person) by the Executive in the course of his employment will be the property of and will belong to the Company unless otherwise agreed in writing by the Company.

15.2                      The Executive agrees that he will use the Materials only for the purpose of the Company’s business and that he will return the Materials and all copies and extracts from the Materials, to the Company on demand at any time and without demand on the termination of his employment, howsoever arising.

15.3                      The Executive shall promptly disclose full details of all inventions, discoveries, processes or formulae or any other matter which is capable of patent protection under the intellectual property laws of any country which is made, created, developed, or devised by him in the course of his employment (“Inventions”) in writing to a Director of the Company, and shall if requested by the Company deliver to the Company all copies and material representations of such Inventions in his possession, custody or control.

15.4                      To the extent that under the mandatory laws of any country an Invention or any patent or other rights therein belongs to him, the Executive shall on request by the Company negotiate with the Company in good faith for the assignment or licence of the Invention and such rights to the Company.

15.5                      All other Inventions and all other rights therein shall belong to the Company, and, to the extent not already legally owned by the Company, shall be held on trust for the Company, and at the Company’s request and cost the Executive shall execute any documents and do all things necessary to substantiate the Company’s ownership thereof and to obtain registration or protection thereof in any country.

15.6                      The Executive irrevocably appoints the Company to be his attorney in his name, and on his behalf:

15.6.1                                                        to execute any instrument, to do any thing, and generally to use his name for the purpose of giving the Company (or its nominee) the full benefit of the provisions of clauses 15.1 to 15.5 above; and

15.6.2                                                      to give to any third party a certificate in writing (signed by a director or secretary of the Company) confirming that any instrument or act falls within the authority conferred by this clause; such a certificate will be deemed to be conclusive evidence that this is the case.

15.6.3                                                            Save as provided above, the Executive shall keep all Inventions and all details thereof confidential to himself and any lawyer or patent agent instructed by him. He shall not without the Company’s consent apply for protection or registration in any country of any Invention belonging to the Company and shall promptly inform the Company if he applies for protection or registration of an Invention belonging to him in any country.

16.                               GRIEVANCE AND DISCIPLINARY PROCEDURES

Both parties agree to comply with the Company disciplinary and grievance procedures which appear in the Employee Handbook.

17.                               RULES, POLICIES AND PROCEDURES

The Executive must comply at all times with the Company’s rules policies and procedures relating to equal opportunities, harassment, health and safety, e-mail and internet use, insider trading and all other rules and procedures introduced by the Company from time to time provided they are reasonable. Copies of all rules, policies and procedures appear in the Employee Handbook. For the avoidance of doubt such rules, policies and procedures are not incorporated by reference into this contract and they may be changed, replaced or withdrawn at any time at the discretion of the Company. Breach of the Company rules, policies or procedures may result in disciplinary action.

18.                               DATA PROTECTION

18.1                          The Executive agrees that personal data (including sensitive data) relating to him which has been or is in the future obtained by the Company may be held and processed by the Company (and where necessary its agents or appointed third parties) either by computer or manually for any purpose relating to the administration, management and operation of his employment, or in relation to the Company’s legal obligations or business needs.

18.2                           The Group has offices in various countries throughout the world and it may be necessary for one or more of the Group’s overseas offices to have access to information held about the Executive by the Company in the UK. However it is only intended by the Company that information about the Executive will be used by the Group’s overseas offices for the purpose of enabling the Group to deal with personal issues connected with his employment, including advising relevant statutory authorities in order to obtain a work permit or visa or assisting in his secondment to an overseas office or for pay roll purposes. The Executive agrees that the Company may where appropriate transfer personal data (including sensitive data) relating to him to the Group’s overseas offices.

18.3                           The Executive agrees and gives authorisation that his company electronic mail and computing resources will be accessible to the company without any further prior consent during his employment and where appropriate after leaving the company. All user ID and passwords combinations may be reset for access in appropriate business circumstances.

19.                               MONITORING

For the purposes of the Telecommunications (Lawful Business Practice) (Interception of Communications) Regulations 2000 and the Human Rights Act 1998, the Executive acknowledges that the Company may monitor and/or record communications which he makes in the course of his employment, so far as it is lawful for the Company to do so. In this clause, “communications” include, without limitation, communications made by telephone, e-mail and fax, or over the internet.

20.                               ENTIRE AGREEMENT

20.1                           This agreement takes effect in substitution for the Service Agreement signed by the Executive in June 2006, the associated terms and conditions addendum also signed by the Executive in June 2006, both as amended, (with the exception of the Executive’s remaining 50% entitlement to a sales bonus outlined in last paragraph on the first page of the terms and conditions addendum dated June 2006, which the Company expressly confirms will remain payable within 30 days of 23rd August 2007 subject to the terms contained therein) and all other previous agreements and arrangements whether written or implied between the Company and the Executive relating to the employment of the Executive and all such agreements and arrangements shall be deemed to have been terminated by mutual consent as from the date of commencement of this agreement; provided, however, that this agreement shall not supersede any documents related to any equity granted to the Executive by the Company or any Group Company, including without limitation under the TDS Investor (Cayman) L.P. 2006 Interest Plan, which remain in full force and effect.

20.2                           The Executive represents and warrants that he is not a party to any agreement, contract (whether of employment or otherwise) or understanding which would in any way restrict or prohibit him from undertaking or performing any of the duties in accordance with this agreement.

21.                               OTHER PROVISIONS

21.1                           Subject to the prevailing severance policy in force at the time, the Executive will have no claim against the Company (or any other Group Company) arising out of the termination of this agreement if:

21.1.1                  termination is by reason of reconstruction or amalgamation whether by winding up the Company or otherwise, and the Executive is offered employment with any company, concern or undertaking resulting from such reconstruction or amalgamation and the parties agree that this is of substantially the same nature to his appointment under this agreement and is on terms which when taken as a whole are no less favourable to the Executive than those contained in this agreement; or

21.1.2                  in relation to any provision in any articles of association, agreement or arrangement which has the effect of requiring the Executive to sell or give up any shares, securities, options or rights at any price or which causes any options or other rights granted to him to become prematurely exercisable or to lapse.

21.2                           No failure or delay to exercise, or other relaxation or indulgence granted in relation to, any power, right or remedy under this agreement of either party shall operate as a waiver of it or impair or prejudice it nor shall any single or partial exercise or waiver of any power, right or remedy preclude its further exercise or the exercise of any other power, right or remedy.

21.3                           There are no collective agreements in force which affect this agreement.

21.4                           The parties recognise that during the normal course of his employment, the Executive will be required to make statements, directly or indirectly, written or oral, to, and/or provide material for publication by, television, radio, film or other similar media and/or write article(s) for the press or otherwise for publication on matters relating to the business and affairs of the Company (or any other Group Company) and/or matters relating to any customer, client or connection of the Company or any other Group Company). The Executive however recognises that such activities should be agreed with his Line Manager on either a case by case or “blanket” basis according to the type of activity and explicitly that where comment is to be made on the financial performance of the Group Company such comment will need the prior approval of the Line Manager or his nominee.

21.5                           This agreement may be executed in 2 counterparts, each of which shall be deemed an original and which shall together constitute one and the same document.

21.6                           If this agreement is executed in 2 counterparts, it shall be deemed to be delivered and shall have effect when a) each party has signed a counterpart of this deed; b) each party has handed over such counterpart to the other party to this deed; and c) each of the counterparts has been dated.

21.7                           The Company acknowledges and declares itself trustee of the obligations and covenants given in this agreement insofar as they are expressed to be for the benefit of any other Group Company and holds them on trust for the absolute benefit of any such Group Company and the Executive covenants with the Company in its capacity as such trustee to observe and perform each of such obligations and covenants.

21.8                           No variation of this agreement will be effective unless agreed in writing by or on behalf of both parties.

22.                               NOTICES

22.1                           Each party to this agreement may give any notice or other communication under or in connection with this agreement by letter or facsimile transmission addressed to the other party. The address for service for the Executive shall be the address set out at the start of this agreement or such other address within the United Kingdom for service as the Executive may from time to time notify to the Company for the purposes of this clause and the address for service for the Company shall be its registered office from time to time. If the Executive is giving any notice in accordance with this clause, he agrees that he will also send copies of such notice to the individuals set out in clause 22.2.5, and that such copies will not constitute proper notice.

22.2                           Any notice or other communication will be deemed to be served:

22.2.1                  if personally delivered, at the time of delivery and, in proving service, it shall be sufficient to produce a receipt for the notice signed by or on behalf of the addressee;

22.2.2                  if by letter, at noon on the Business Day after such letter was posted and, in proving service, it shall be sufficient to prove that the letter was properly stamped first class addressed and delivered to the postal authorities; and

22.2.3                  if by facsimile transmission, at the time and on the day of transmission, and, in proving service, it shall be sufficient to produce a transmission report from the sender’s facsimile machine indicating that the facsimile was sent in its entirety to the recipient’s facsimile number.

22.2.4                  Details for service of any notice or other communication on the Company are as follows:

Eric Bock, General Counsel

c/o Travelport Inc.

400 Interpace Parkway Building A

Morris Corporate Center III

Parsippany, NJ 07054

Fax:  (973)939-1199

22.2.5 Details of the parties to whom copies of any notice must be sent are as follows:

The Blackstone Group
345 Park Avenue
New York, New York 10154
Attention: Chip Schorr
Fax: (212) 583 5712

Simpson Thacher & Bartlett LLP
425 Lexington Ave.
New York, NY 10017
Attention:  William Curbow and Greg Grogan
Fax:  (212) 455-2502

23.                               LAW AND JURISDICTION

23.1                           This agreement, and all disputes or claims arising out of or in connection with it, shall be governed by and construed in accordance with English law.

23.2                           Subject to paragraph 3 of the schedule the parties to this agreement irrevocably and unconditionally agree that the High Court of Justice in England shall have exclusive jurisdiction over all disputes or claims arising out of or in connection with this agreement.

IN WITNESS of which this document has been duly signed as a deed and delivered on the date written at the beginning of this deed:

Please sign and return both copies of this letter to me.

Yours sincerely,

/s/ JoAnne Kruse

JoAnne Kruse

Executive Vice President – Human Resources

For and on behalf of Galileo International Ltd

IN WITNESS of which this document has been duly signed by Gordon Wilson as a deed and delivered on the date written at the beginning of this deed:

Signed by Gordon Wilson:-

in the presence of:

Witness:
Signature:	/s/ Caroline Smethers

Name:	Caroline Smethers

Address:	H13 Ducane Court

Balham High Road, London

Date:	30th March 2007